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Nathan Annis                                          Wendy Watkins
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BILL NEWLANDS ELECTED TO HORMEL FOODS BOARD OF DIRECTORS
AUSTIN, Minn. (Date, 2018) — Hormel Foods (NYSE: HRL), a global branded food company, announced today that Bill Newlands, president and chief operating officer, Constellation Brands (NYSE: STZ and STZ.B), has been elected to the Hormel Foods Board of Directors, effective Nov.19, 2018. Newlands has been appointed president and chief executive officer of Constellation Brands, effective March 1, 2019.

“Bill is a highly regarded business leader, with significant experience in innovation, corporate development, consumer product marketing and international business,” said Jim Snee, chairman of the board, president and chief executive officer at Hormel Foods. “Bill will be a great addition to our exceptional and dynamic slate of Directors.”

Newlands will join the Audit Committee of the Hormel Foods Board of Directors.

Newlands joined Constellation in 2015 as EVP, chief growth officer. In 2016 his role expanded to include leadership of the Wine + Spirits Division. In 2017 he became the company’s chief operating officer, and in 2018 his role expanded to include president. Newlands previously served as president, North America at Beam, Inc. Under his leadership, Beam became one of the fastest growing companies in its category. Previous appointments include: president, Beam Spirits U.S. (2008-2010); president, Beam Wine Estates (2005-2007); president and CEO, Allied Domecq Wines USA (2002-2005); CEO and board director, wine.com (1999-2001); and managing director, U.S. and global marketing officer, LVMH Chandon Estates (1996 – 1999). He is a member of the board of directors of Canopy Growth Corporation.

Newlands received a bachelor of science degree from The Wharton School of the University of Pennsylvania and a master’s degree in business administration from Harvard Business School.

About Hormel Foods – Inspired People. Inspired Food.™
Hormel Foods Corporation, based in Austin, Minn., is a global branded food company with over $9 billion in annual revenues across more than 80 countries worldwide. Its brands include Skippy®, SPAM®, Hormel® Natural Choice®, Applegate®, Justin’s®, Wholly Guacamole®, Hormel® Black Label® and more than 30 other beloved brands. The company is a member of the S&P 500 Index and the S&P 500 Dividend Aristocrats, was named one of “The 100 Best Corporate Citizens” by Corporate Responsibility Magazine for the ninth year in a row, and has received numerous other awards and accolades for its corporate responsibility and community service efforts. In 2016, the company celebrated its 125th anniversary and announced its new vision for the future - Inspired People. Inspired Food.™ - focusing on its legacy of innovation. For more information, visit www.hormelfoods.com and http://csr.hormelfoods.com/.